Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of TIAA Separate Account VA-1 of our report dated February 27, 2026, relating to the financial statements and financial highlights of the Stock Index Account of TIAA Separate Account VA-1, which appears in TIAA Separate Account VA-1’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 27, 2026

Internal Use Only (I)